Exhibit 2.1
SIGNING PROTOCOL
To:     Staples Cyprus Intermediary Holdings Limited (the "Seller") and Staples, Inc. (the "Parent")
Amsterdam, 7 December 2016

Dear Sirs,
We refer to the agreed form of draft Sale and Purchase Agreement (the "SPA") attached hereto as Schedule 1 (Share Purchase Agreement) by and between Seller, Promontoria Holding 192 B.V. ("Purchaser"), Staples Solutions B.V. (the "Target") and the Parent concerning the proposed acquisition by Purchaser, through its purchase of the Acquisition Shares and the Preferred Equity, of the retail, commercial and online business of the Parent and its Affiliates in Europe (except the UK Retail Business), all as described in more detail in the SPA (the "Proposed Transaction"). Capitalised terms used but not otherwise defined in this protocol (the "Protocol") shall have the same respective meanings as set forth in the SPA.
1.    IRREVOCABLE BINDING OFFER

1.1
Subject to the terms and conditions set forth in this Protocol, Purchaser hereby submits this final, binding and (subject to paragraph 12 hereof) irrevocable offer (the "Offer") to purchase the Acquisition Shares in accordance with, and subject to, the terms and conditions of the SPA (including, for avoidance of doubt, the schedules and exhibits thereto) and the Transaction Documents.

1.2
We acknowledge that the Seller will not accept the Offer, and the Parties therefore cannot sign the SPA, until and subject to: (i) completion of the consultation procedures as described in paragraphs 2 through 8 of this Protocol; and/or (ii) elapsing of the applicable waiting periods in accordance with relevant legislation and practice applicable to the Works Councils (as defined in paragraph 2.1 below).

1.3	The Purchaser has committed funds under the Equity Commitment Letter, executed prior to or on the date hereof to pay the cash portion of the Purchase Consideration due and payable at Completion.

1.4
The Offer set forth in this Protocol shall terminate automatically and with immediate effect, without any further action on the part of the Seller, the Purchaser or any other Person, as of the Offer Termination Date. For the purposes of this Protocol, the term "Offer Termination Date" means the earliest to occur of: (i) the date upon which the Parties execute the SPA; (ii) the date upon which the Parties agree in writing to terminate this Protocol; (iii) the date upon which the Offer is withdrawn pursuant to paragraph 12 of this Protocol; or (iv) 5:00 p.m. Central European Time on 23 May 2017, provided that if by that time the Consultation Procedures (as defined in paragraph 2.1 below) have not been properly completed, the Seller and the Purchaser may mutually agree in writing to extend the time by which the Offer shall expire to 5:00 p.m. Central European Time on 23 June 2017. If by that time the Consultation Procedures (as defined in paragraph 2.1 below) have not been properly completed, the Seller and the Purchaser may, on one or more occasions, jointly agree in writing to extend the time by which the Offer shall expire to such later time and date as they may mutually agree. Where the Offer Period is extended, the term Offer Termination Date shall refer to the time to which the expiry of the Offer has been so extended. The period between the date of this Protocol and the Offer Termination Date shall be referred to as the "Offer Period".

2.    CONSULTATION PROCEDURES GENERALLY

2.1
Subject to the terms and conditions of this Protocol, the Seller shall, and shall procure that the Target and each of the Group Companies shall, with respect to (i) the change of control of the Target and its direct and indirect subsidiaries as a result of the Proposed Transaction and (ii) where legally required, the financing arrangements related to the Proposed Transaction, including without limitation the provision of guarantees or security, as more fully described in Schedule 2 (the "Financing Arrangements"), pursue diligently and comply with all statutory and contractual obligations to inform and/or consult with the works councils, trade unions and other employee representative bodies (collectively, the "Works Councils") as listed in paragraph 2.3 (the "Consultation Procedures"), with the aim to have the Parties in a position to proceed with the signing of the SPA as soon as reasonably possible after the execution of this Protocol. Subject to the terms and conditions of this Protocol, the Seller and the Purchaser shall, and the Seller shall procure that the Target and each of the Group Companies shall, fufill their respective obligations set out in this Protocol, including, as applicable, taking such steps as are reasonably necessary or desirable to successfully complete the Consultation Procedures as soon as reasonably possible, including but not limited to: (x) calling promptly all necessary meetings of the Works Councils detailed in paragraphs 3 to 8; (y) providing as promptly as practicable the Works Councils with information and documentation available and necessary to carry out their consultation; and (z) ensuring that each meeting is conducted diligently, provided, however, that nothing set forth in this Clause 2.1, nor any other provision of this Protocol, shall operate or be construed to operate as any sort of obligation on the part of the Purchaser to take, authorize or permit, or to waive any rights with respect to, any action which is subject to the Purchaser's consent rights set out in paragraph 2.2 below. As discussed more fully below, any Communication (as defined below) to the Works Councils on a matter that relates to the Proposed Transaction shall be agreed upon in advance between the Seller and the Purchaser (except for ad hoc communications with the relevant works council representatives that do not relate to the Purchaser or the substance, timing or process of the Consultation Procedures or the Proposed Transaction).

2.2
During the Offer Period, the Seller and its Representatives shall not, and shall procure that the Target and each of the Group Companies and their respective Representatives shall not, without the Purchaser's prior written consent: (i) make any statements, proposals, offers, undertakings or commitments to any Works Council (including, without limitation, with respect to the terms of employment, compensation or employment related benefits of the employees of the Group Companies), except for ad hoc communications that do not relate to the Purchaser or the substance, timing or process of the Consultation Procedures or the Proposed Transaction; (ii) amend, modify, approve, adopt, ratify, or otherwise conclude any agreement, commitment or undertaking with any Works Council; or (iii) distribute any written Communication to any Works Council (or its Representatives) with respect to the Purchaser or the Proposed Transaction. If any of the Works Councils (or their respective Representatives) suggests or proposes changes to the way in which the operations of the Target or any of the Group Companies will be conducted (including, without limitation, with respect to the terms of employment, compensation or employment related benefits of the employees of the Target or any of the Group Companies), the Seller shall promptly notify the Purchaser of such suggested or proposed changes and the Seller and the Purchaser shall discuss such suggestion or proposal in good faith, with the aim of completing the Consultation Procedures as soon as reasonably possible, but Purchaser shall be under no obligation to accept any such suggestion or proposal.

2.3    The Consultation Procedures are solely:

2.3.1
informing and consulting with each of the works councils (the "French Works Councils") of each of (i) Bernard France SAS, (ii) Staples France-JPG SAS and (iii) Corporate Express France SAS (collectively, the "French Group Companies") with respect to the change of control of the Target and its direct and indirect subsidiaries as a result of the Proposed Transaction including, for the avoidance of doubt, information in relation to the Financing Arrangements (collectively, the "French Works Council Consultations");

2.3.2
informing and consulting the European works council that is established for all Group Companies in the Member States of the European Economic Area (the "European Works Council") with respect to the change of control of the Target and its direct and indirect subsidiaries as a result of the Proposed Transaction and the Financing Arrangements (the "European Works Council Consultations");

2.3.3
informing and consulting with each of the works councils (the "Dutch Works Councils" and each a "Dutch Works Council") of (i) Staples Nederland Holding B.V. and (ii) Staples Nederland B.V. (together, the "Dutch Group Companies") with respect to the Financing Arrangements (collectively, the "Dutch Works Council Consultations");

2.3.4
(i) notifying the Secretariat of the Dutch Social and Economic Council (Sociaal Economische Raad) and (ii) notifying and consulting with the relevant trade unions of the Dutch Group Companies and providing such trade unions with all information required under the Merger Code 2015 (SER Fusiegedragsregels 2015) (the "Merger Code Notification")

2.3.5
informing each of the economics committees of (i) Staples Deutschland GmbH & Co. KG and (ii) Staples (Deutschland) GmbH ("German Economics Committees") about the change of control of the Target and its direct and indirect subsidiaries as a result of the Proposed Transaction including, for the avoidance of doubt, information in relation to the Financing Arrangements (collectively, the "German Economics Committee Notifications"); and

2.3.6
informing and consulting with the relevant trade unions of Staples Sweden AB ("Swedish Unions") about the Financing Arrangements pursuant to the Swedish Co-Determination Act (Sw. lag (1976:580) om medbestämmande i arbetslivet) and applicable collective bargaining agreements (collectively, the "Swedish Union Consultations").

2.3.7
Unless explicitly provided otherwise in this Protocol and the schedules thereto, the Consultation Procedures shall be limited to the transactions contemplated in the Transaction Documents and the Financing Arrangements, provided that, for the for the avoidance of doubt, nothing in this Protocol shall affect any obligation of any member of the Seller's Group by applicable Law or any collective bargaining agreement, works council agreement or other Contract with any labor organization to consult with, or seek the consent of, any employee representative, works council and/

or organized group of employees in connection with the implementation of the Specified German Project, the Specified UK Project or the Specified Initiated Projects to the extent they are to be implemented in accordance with Clauses 11.1 (Pre-Completion Actions and Conduct) and 12.3 (Specified UK Project) of the SPA as incorporated into this Protocol pursuant to paragraph 11.

3.    THE FRENCH WORKS COUNCIL CONSULTAION

3.1
In accordance with articles L. 2323-1 and L. 2323-33 of the French Labour Code, the French Works Council Consultations shall respectively be deemed to have been satisfied upon either (i) the date of delivery by each of the French Works Councils of their opinion in writing with respect to the Proposed Transaction or (ii) failing such delivery, the expiry of the period granted to the French Works Councils to deliver such opinion provided by articles L. 2323-3, R. 2323-1 and R. 2323-1-1 of the French Labour Code, as may be extended under article L. 2323-4 of the French Labour Code.

3.2
As soon as reasonably possible after the signing of this Protocol, the Seller shall, or shall procure that the French Group Companies shall, convene a meeting of each of the French Works Councils and provide each of the French Works Councils with an information memorandum relating to the Proposed Transaction in such form and substance as set out in Schedule 3.

3.3
The Seller shall, and shall procure that the French Group Companies shall, provide to the Purchaser copies of all Communications received from any French Works Council, or any of its Representatives, immediately upon receipt. For purposes of this Protocol, the term "Communication" is intended to be construed broadly to mean any communication by or between a Person (or its Representatives) and any other Person (or its Representatives) in any form or format, whether verbally or on paper (e.g., a letter, memoranda, PowerPoint slides, minutes, notes, and other documents in paper form) or in electronic format (e.g., electronic mail, text message, ftp transfer or otherwise), including written minutes of any meeting or verbal communication in relation to the Proposed Transaction but shall not include ad hoc communications that do not relate to the Purchaser or the substance, timing or process of the Consultation Procedures or the Proposed Transaction.

3.4
The Seller shall, and shall procure that each of the French Group Companies (as the case may be) shall, prior to any Communication being provided to any French Works Council (or its Representatives), first provide a draft of such Communication (including related requests or documents received from any French Works Council (or its Representatives)) to the Purchaser if in paper or electronic format, whereby (x) the Purchaser will be granted reasonable time to provide reasonable comments on these Communications and (y) such comments shall be taken into account by the Seller or by the French Group Companies (as the case may be) except to the extent that a French Works Council with a legal right to do so instructs the Seller not to share specific information in a Communication with the Purchaser, in which case such information shall not be shared with Purchaser. Before sharing the Communication with the Purchaser, the Seller may redact any confidential information that it is contractually prohibited from disclosing to the Purchaser in relation to other offers that the Seller may have received prior to 19 September, 2016 in relation to the Proposed Transaction.

3.5
Simultaneously with providing any Communication to any French Works Council (or its Representatives) in accordance with this paragraph 3, the Seller shall procure that the same Communication also is provided to the Purchaser.

3.6
The Purchaser shall provide reasonable assistance to the Seller in relation to the French Works Councils Consultations, including by providing information reasonably requested by the French Works Councils on the consequences of the Proposed Transaction on the business of the French Group Companies, the employment within the French Group Companies and the measures that the Purchaser has determined will be taken in connection therewith (to the extent required on the basis of French law). If reasonably requested by the French Works Councils, the Seller shall ensure that the Purchaser (or its designated Representative) is invited to any meetings or conference calls with the French Works Councils - which shall be scheduled to take place at a time and in a manner that shall be mutually agreed between the Seller, the Purchaser, the relevant French Group Company and the relevant French Works Council - in connection with the Proposed Transaction or where the approach of the French Works Councils in respect of the French Works Council Consultation is to be discussed. In such a case, the Seller shall allow one or more Representatives of the Purchaser's Group to attend any meetings and conference calls with the French Works Council(s). Where the Purchaser requests an invitation to attend any such meetings or conference calls, either directly or through any of its Representatives, the Seller shall, or shall procure that the relevant French Group Company shall, forward such request to the relevant French Works Council and, if accepted by the relevant French Works Council, the provisions regarding scheduling and attendance in this paragraph 3.6 shall apply to such meeting or conference call.

3.7
Each of the Seller and the Purchaser shall, and the Seller shall procure that each of the French Group Companies shall, act efficiently in relation to their respective dealings with the French Works Councils.

4.    THE EUROPEAN WORKS COUNCIL CONSULTATIONS

4.1
As soon as reasonably possible after the signing of this Protocol, the Seller shall, or shall procure that the relevant company in the Seller's Group shall, convene the required meetings with the European Works Council and provide the European Works Council with sufficient information to start the European Works Council Consultations with respect to the Proposed Transaction and the Financing Arrangements. The European Works Council Consultations shall be deemed to have been satisfied upon receipt of the opinion of the European Works Council on the Proposed Transaction.

4.2
The Seller shall, or shall procure that the relevant company in the Seller's Group shall, provide to the Purchaser copies of all Communications relating to the Proposed Transaction and the Financing Arrangements received from the European Works Council, or any of its Representatives, immediately upon receipt by the Seller or a member of the Seller's Group.

4.3
The Seller shall, or shall procure that the relevant company in the Seller's Group (as the case may be) shall, prior to any Communication being provided to the European Works Council, first provide a draft of such Communication (including related requests or documents received from the European Works Council) to the Purchaser, if in paper or electronic format, whereby the Purchaser will be granted reasonable time to provide reasonable comments on these Communications which comments shall be taken into account by the Seller or by the relevant company in the Seller's Group (as the case may be), provided however that if and only to the extent it is legally entitled to do so the European Works Council has not indicated that any such Communication should not be shared with the Purchaser. Before sharing the Communication with the Purchaser, the Seller may redact any information in relation to other offers that it may have received prior to 19 September 2016 in relation to the Proposed Transaction.

4.4
Simultaneously with providing any Communication to the relevant European Works Councils (or its Representatives) in accordance with this paragraph 4, the Seller shall procure that the same Communication also is provided to the Purchaser.

4.5
The Purchaser shall provide reasonable assistance to the Seller, including providing information reasonably requested by the European Works Council on the consequences of the Proposed Transaction and the Financing Arrangements in relation to the European Works Council Consultations. If reasonably requested by the European Works Council, the Seller shall ensure that the Purchaser is invited to any meetings or conference calls with the European Works Council - which shall be scheduled to take place at a time and in a manner that shall be mutually agreed between the Seller, the Purchaser and the European Works Council - in connection with the Proposed Transaction and the Financing Arrangements or where the approach to the European Works Council in respect of the European Works Council Consultations is discussed. In such case, the Seller shall allow one or more Representatives of the Purchaser's Group to attend any meetings and conference calls with the European Works Council. Where the Purchaser requests an invitation to attend any such meetings or conference calls, either directly or through any of its Representatives, the Seller shall, or shall procure that the relevant company in the Seller's Group shall, forward such request to the European Works Council and, if accepted by the European Works Council, the provisions regarding scheduling and attendance in this paragraph 4.5 shall apply to such meeting or conference call.

5.    THE DUTCH WORKS COUNCIL CONSULTATION

5.1
As soon as reasonably possible after the signing of this Protocol, the Seller shall, or shall procure that the relevant company in the Seller's Group shall, convene the required meetings with the Dutch Works Council(s) and provide the Dutch Works Councils with sufficient information and a request for advice in such form and substance as set out in Schedule 4 in order to start the Dutch Works Council Consultations with respect to the Financing Arrangements. The Dutch Works Council Consultations shall be deemed to have been satisfied, if the Dutch Works Council Consultations, for each Dutch Works Council, has resulted in any of the following:

5.1.1
(each) Dutch Works Council has rendered either (i) an advice which is in accordance with the intended decisions (voorgenomen besluiten) (i.e. an unconditional positive or neutral advice permitting implementation of the Financing Arrangements), or (ii) conditional advice including terms and conditions acceptable to the Seller and the Purchaser, each acting reasonably; or

5.1.2
(each) Dutch Works Council has rendered (i) an advice which is not in accordance with the intended decisions (voorgenomen besluiten) (i.e. a negative advice), (ii) advice on terms and conditions that are not acceptable to the Seller and the Purchaser, each acting reasonably, or (iii) no advice after having been given a reasonable period to do so, then Seller or the relevant Dutch Group Company having, with the prior written consent of the Purchaser acting reasonably, notified in writing the respective Dutch Works Council that the Financing Arrangements will be entered into and a period of one (1) calendar month having lapsed from such written notice and the relevant Dutch Works Council(s) not having appealed to the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeal; or

5.1.3
(each) Dutch Works Council has unconditionally and irrevocably waived (i) the one (1) calendar month waiting period referred to in paragraph 5.1.2 or (ii) its right to initiate the legal proceedings referred to in paragraph 5.1.2; or

5.1.4
if (each) Dutch Works Council(s) files an appeal with the Enterprise Chamber of the Amsterdam Court of Appeal against the decision to proceed with the Financing Arrangements as contemplated in paragraph 5.1.2 of this Protocol, and (i) the relevant Dutch Works Council unconditionally withdraws the relevant appeal, or (ii) the Enterprise Chamber of the Amsterdam Court of Appeal hands down a decision that does not prevent the implementation of the Financing Arrangements it being understood that:

(a)
if the Enterprise Chamber of the Amsterdam Court of Appeal hands down a decision that does prevent the implementation of the Financing Arrangements on the basis that it was unreasonable of the Seller or the relevant Dutch Group Company to decide to proceed with the Financing Arrangements despite the negative or conditional advice provided by the relevant Dutch Works Council, then the Seller and the Purchaser shall re-engage with the relevant Dutch Works Council in accordance with paragraphs 5.2 through 5.6. of this Protocol with a view to reaching the outcome contemplated in paragraph 5.1.1;

(b)
if the Enterprise Chamber of the Amsterdam Court of Appeal hands down a decision that does prevent the implementation of the Financing Arrangements on the basis that it was unreasonable of the Seller or the relevant Dutch Group Company to decide to proceed with the Financing Arrangements without taking into account or agreeing to all or some of the terms and conditions imposed by the relevant Dutch Works Council in rendering their conditional advice, then the Seller and the Purchaser shall re-engage with the relevant Dutch Works Council in accordance with paragraphs 5.2 through 5.6 of this Protocol with a view to reaching an outcome contemplated in paragraph 5.1.1 and, subject to paragraph 2.2 above, on the understanding that the Seller and the Purchaser will in addition take into account those items that the relevant court decision considers to have been reasonably requested by the relevant Dutch Works Council(s); or

5.1.5
(each) Dutch Works Council has confirmed in writing that it waives its rights under the Dutch Works Council Act to give advice and/or appeal to the Enterprise Chamber of the Amsterdam Court of Appeal in relation to the Dutch Works Council Consultations.

5.2	The Purchaser shall provide to the Seller promptly all information and documentation reasonably available to it and requested by the Seller in relation to the Financing Arrangements.

5.3
The Seller shall, or shall procure that the relevant company in the Seller's Group shall, provide to the Purchaser copies of all Communications relating to the Financing Arrangements received from any Dutch Works Council (or its Representatives) immediately upon their receipt.

5.4
The Seller shall, and shall procure that the relevant company in the Seller's Group (as the case may be) shall, prior to any Communication being provided to any Dutch Works Council (or its Representatives), first provide a draft of such Communication (including related requests or documents received from the Dutch Works Councils) to the Purchaser, if in paper or electronic format, whereby the Purchaser will be granted reasonable time to provide reasonable comments on these Communications, which comments shall be taken into account by the Seller or by the relevant company in the Seller's Group (as the case may be), except to the extent that a Dutch Works Council with a legal right to do so instructs the Seller not to share specific information in a Communication with the Purchaser, in which case such information shall not be shared with Purchaser. Before sharing the Communication with the Purchaser, the Seller may redact any information in relation to other offers that it may have received prior to 19 September 2016 in relation to the Proposed Transaction. The contents of the Communication by the Seller or the relevant company in the Seller's Group (as the case may be), in respect of conditions imposed or requested or advice or opinions given by the Dutch Works Councils, shall require the prior written consent of the Purchaser.

5.5
Simultaneously with providing any Communication to the relevant Dutch Works Councils (or its Representatives) in accordance with this paragraph 5, the Seller shall procure that the same Communication also is provided to the Purchaser.

5.6
The Purchaser shall provide reasonable assistance to the Seller, including providing reasonable information on the consequences of the Financing Arrangements in relation to the Dutch Works Council Consultations. If reasonably requested by the Dutch Works Council, the Seller shall ensure that the Purchaser is invited to any meetings or conference calls with the Dutch Works Council - which shall then be scheduled to take place at a time and in a manner that shall be mutually agreed between the Seller, the Purchaser, the relevant Dutch Group Company and the relevant Dutch Works Council - in connection with the Financing Arrangements or where the approach to the Dutch Works Councils in respect of the Dutch Works Council Consultations is discussed. In such case, the Seller shall allow one or more Representatives of the Purchaser's Group to attend any meetings or conference calls with the Dutch Works Councils. Where the Purchaser requests an invitation to attend any such meetings or conference calls, either directly or through any of its Representatives, the Seller shall, or shall procure that the relevant company in the Seller's Group shall, forward such request to the Dutch Works Council and, if accepted by the Dutch Works Council, the provisions regarding scheduling and attendance in this paragraph 5.6 shall apply to such meeting or conference call.

6.    THE MERGER CODE NOTIFICATION

6.1
Concurrently with the formal initial public announcement of the Proposed Transaction the Seller and the Purchaser shall jointly inform the relevant Dutch trade unions and the Dutch Social Economic Council (Sociaal Economische Raad) (the "Dutch Consultation Parties") of the Proposed Transaction, in accordance with Article 3(2) and Article 8 of the Merger Code and in such form and substance as set out in Schedule 5. The Merger Code Notification shall be satisfied upon the fulfilment of the joint notification obligations by the Seller and the Purchaser which is either (i) if the trade unions or Dutch Social Economic Council have not responded to the notification within a term of two (2) weeks after the notification or (ii) if the trade unions request a meeting as referred to in paragraph 6.5 and this meeting has taken place with the Seller and Purchaser jointly concluding that the consultation pursuant to the Merger Code has been concluded. Seller and Purchaser will both be present during this meeting.

6.2
The Seller shall, or shall procure that the relevant company in the Seller's Group shall, provide to the Purchaser copies of all Communications received from any Dutch Consultation Party or any of its Representatives immediately upon their receipt.

6.3
The Seller shall, and shall procure that the relevant company in the Seller's Group (as the case may be) shall, prior to any Communication being provided to any Dutch Consultation Party, first provide a draft of such Communication (including related requests or documents received from such Dutch Consultation Party) to the Purchaser, if in paper or electronic format, whereby the Purchaser will be granted reasonable time to provide reasonable comments on these Communications which comments shall be taken into account by the Seller or by the relevant company in the Seller's Group (as the case may be). Before sharing the Communication with the Purchaser, the Seller may redact any information in relation to other offers that it may have received prior to 19 September 2016 in relation to the Proposed Transaction.

6.4
Simultaneously with providing any Communication to any Dutch Consultation Parties in accordance with this paragraph 6, the Seller shall procure that the same Communication also is provided to the Purchaser.

6.5
The Seller shall, in agreement with the Purchaser, set up and facilitate one or more meetings or conference calls with the relevant Dutch trade unions to consult on the Proposed Transaction. If requested by any Dutch Consultation Party (or its Representatives), the Seller shall ensure that the Purchaser is invited to any meetings or conference calls - which shall take place at a time and in a manner that shall be mutually agreed between the Seller, the Purchaser and the relevant Dutch Consultation Party - in connection with the Proposed Transaction or where the approach to any Dutch Consultation Party is discussed. The Seller shall allow one or more Representatives of the Purchaser's Group to attend any meetings or conference calls to discuss the Proposed Transaction (as defined in the Offer). Where the Purchaser requests an invitation to attend any such meetings or conference calls, either directly or through any of its Representatives, the Seller shall, or shall procure that the relevant company in the Seller's Group shall, forward such request to the Dutch trade unions or Dutch Social Economic Council and, if accepted by the Dutch trade unions or Dutch Social Economic Council, the provisions regarding scheduling and attendance in this paragraph 6.5 shall apply to such meeting or conference call.

7.    THE GERMAN ECONOMICS COMMITTEE NOTIFICATIONS

7.1
As soon as reasonably possible after the signing of this Protocol, the Seller shall, or shall procure that the relevant companies in the Seller's Group shall, inform the German Economics Committees and provide them with sufficient information in order to meet the legal requirements with respect to the Proposed Transaction including, for the avoidance of doubt, information in relation to the Financing Arrangements.

7.2
The Seller shall, and shall procure that Staples Deutschland GmbH & Co. KG and Staples (Deutschland) GmbH shall, provide to the Purchaser copies of all Communications relating to the Proposed Transaction including, for the avoidance of doubt, information in relation to the Financing Arrangements received from any German Economics Committee, immediately upon their receipt by the Seller or a member of the Seller's Group.

7.3
The Seller shall, and shall procure that Staples Deutschland GmbH & Co. KG and Staples (Deutschland) GmbH (as the case may be), shall, prior to any proposed Communication to any German Economics Committee (or its Representatives) being provided to the German Economics Committees, first provide a draft of such Communication (including related requests or documents received any German Economics Committee (or its Representatives) to the Purchaser if in paper of electronic format, whereby the Purchaser will be granted reasonable time to provide reasonable comments on these Communications, which comments shall be taken into account by the Seller or by the relevant company in the Seller's Group (as the case may be) except to the extent that a German Economics Committee with a legal right to do so instructs the Seller not to share specific information in a Communication with the Purchaser, in which case such information shall not be shared with Purchaser. Before sharing the Communication with the Purchaser, the Seller may redact any information in relation to other offers that it may have received prior to 19 September, 2016 in relation to the Proposed Transaction.

7.4
Simultaneously with providing any final version of a Communication to any German Economics Committee (or its Representatives) in accordance with this paragraph 7, the Seller shall procure that the same Communication is also provided to the Purchaser.

7.5
The Purchaser shall provide reasonable assistance to the Seller, including providing information reasonably requested by a German Economics Committee on the consequences of the Proposed Transaction in relation to the German Economics Committee Notifications. If reasonably requested by a German Economics Committee, the Seller shall ensure that the Purchaser (or its Authorised Representative) is invited to any meetings or conference calls with the German Economics Committee - which shall be scheduled to take place at a time and in a manner that shall be mutually agreed between the Seller, the Purchaser and the German Economics Committee - in connection with the Proposed Transaction or where the approach to the German Economics Committee Notifications is discussed. In such case, the Seller shall allow one or more Representatives of the Purchaser's Group to attend any meetings and conference calls with the German Economics Committee.

7.6
Where the Purchaser requests an invitation to attend any such meetings or conference calls, either directly or through any of its Representatives, the Seller shall, or shall procure that Staples Deutschland GmbH & Co. KG and Staples (Deutschland) GmbH (as the case may be) shall, forward such request to the German Economics Committee and, if accepted by the German Economics Committee, the provisions regarding scheduling and attendance in paragraph 7.5 shall apply to such meeting or conference call.

8.    THE SWEDISH UNION CONSULTATIONS

8.1
As soon as reasonably possible after the signing of this Protocol, the Seller shall, or shall procure that Staples Sweden AB shall, inform and consult with the Swedish Unions and provide them with sufficient information in order to meet the legal requirements with respect to the Financing Arrangements in such form and substance as set out in Schedule 6.

8.2
The Seller shall, or shall procure that Staples Sweden AB shall, provide to the Purchaser copies of all Communications relating to the Financing Arrangements received from any Swedish Union immediately upon their receipt by the Seller or a member of the Seller's Group.

8.3
The Seller shall, or shall procure that Staples Sweden AB (as the case may be), shall, prior to any proposed Communication being provided to any Swedish Union (or its Representatives), first provide a draft of such Communication (including related requests or documents received from any Swedish Union (or its Representatives)) to the Purchaser if in paper or electronic format, whereby the Purchaser will be granted reasonable time to provide reasonable comments on these Communications which comments shall be taken into account by the Seller or by the relevant company in the Seller's Group (as the case may be)except to the extent that the Swedish Union with a legal right to do so instructs the Seller not to share specific information in a Communication with the Purchaser, in which case such information shall not be shared with Purchaser. Before sharing the Communication with the Purchaser the Seller may redact any information in relation to other offers that it may have received prior to 19 September 2016 in relation to the Proposed Transaction.

8.4
Simultaneously with providing any final version of a Communication to the relevant Swedish Unions (or their Representatives) in accordance with this paragraph 8, the Seller shall procure that the same Communication is also provided to the Purchaser.

8.5
The Purchaser shall provide reasonable assistance to the Seller, including providing information reasonably requested by any Swedish Union on the consequences of the Financing Arrangements in relation to the Swedish Union Consultations. If reasonably requested or accepted by the Swedish Unions, the Seller shall ensure that the Purchaser (or its authorised Representative) is invited to any formal meeting or conference call with the Swedish Unions which shall then be scheduled to take place at a time and in a manner that shall be mutually agreed between the Seller, the Purchaser and the Swedish Unions - in connection with the Financing Arrangements. In such case, the Seller shall allow one or more Representatives of the Purchaser's Group to attend the meetings with the Swedish Unions.

8.6
Where the Purchaser requests an invitation to attend any such meetings or conference calls, either directly or through any of its Representatives, the Seller shall, or shall procure that Staples Sweden AB shall, forward such request to the Swedish Union and, if accepted by the Swedish Union, the provisions regarding scheduling and attendance in paragraph 8.5 shall apply to such meeting or conference call.

9.    SIGNING OF THE SPA

9.1
Without prejudice to paragraph 12 of this Protocol, and subject to (i) the compliance by the Seller and the relevant Group Companies with their respective obligations under this Protocol, and (ii) the Seller having provided the Purchaser with written confirmation signed by an authorised officer of the Seller that the Consultation Procedures have been duly completed and/or lapsing of the applicable waiting periods under applicable Laws, the Purchaser hereby irrevocably commits to duly sign the SPA in the form attached to this Protocol as Annex 1 (Share Purchase Agreement), and deliver the SPA to the Seller within 24 hours after receipt of such written confirmation of completion of all of the Consultation Procedures and/or lapsing of the applicable waiting periods under applicable Laws.

9.2
Promptly, and in any event no later than 24 hours, following receipt of the duly signed SPA from Purchaser in accordance with paragraph 9.1 of this Protocol and subject to the compliance by the Purchaser of its obligations under this Protocol, the Seller shall accept the Offer and deliver to Purchaser a copy of the SPA duly signed by the Seller, the Target and the Parent.

10.    REGULATORY CLEARANCES

The Parties shall prepare and pursue the filing and notification process with European Commission in accordance with Clause 5.1.1 of the SPA, expeditiously upon signing of this Protocol. Clause 5 of the SPA shall be deemed to be incorporated in this Protocol as if specifically set forth herein, it being understood that a reference in such Clauses to "Agreement" will mean this Protocol, without this by itself constituting the evidence of the Seller's intention to sell.

11.    CONDUCT OF BUSINESS & OTHER COVENANTS

11.1
From the date of this Protocol until the earliest to occur of: (i) the execution date of the SPA; (ii) the Offer Termination Date; and (iii) the date on which the Offer is withdrawn by the Purchaser in accordance with the terms of this Protocol, the Seller undertakes to be bound by the following provisions of the SPA which shall be deemed to apply to this Protocol as if incorporated and set forth herein, it being understood that a reference in such clauses to "Agreement" shall mean this Protocol unless the context requires it to mean the SPA:

Clause 5.5, Clause 7 (Restructuring & Separation); Clause 8 (Transition Committee); Clause 10.2 (Guarantees); Clauses 11.1-11.4 (Pre-Completion Actions and Conduct); Clause 12.3 (Notification of Certain Matters); Clause 12.6 (Squeeze-Out Proceedings); Clause 12.7 (Notary Letter); Clauses 12.8 through 12.13; Clause 12.15 (UK Retail Disentanglement); Clause 16.1 (Employees); and Clause 16.6 (Pensions).

11.2
The Parent undertakes to be bound by Clause 19 (Guarantee by Staples, Inc) of the SPA which shall be deemed to apply to this Protocol as if incorporated and set forth herein, it being understood that a reference in such clauses to "Agreement" shall mean this Protocol unless the context requires it to mean the SPA. The Parent acknowledges that the Guaranteed Oblgiation for this purpose shall include any obligation of the Seller to make any payment under paragraph 13.1.1.

12.    RIGHT TO WITHDRAW OFFER

Notwithstanding anything to the contrary in this Protocol, the Purchaser shall have the right in its sole discretion to withdraw the Offer by written notice to Seller at any time prior to the Offer Termination Date, in the event that any of the termination events set out in clause 27.3 of the SPA have occurred.
13    Termination Fee

13.1
In the event that: (i) all of the Consultations Procedures have not been complied with by the Offer Termination Date as a result of a breach of the Seller's obligations under paragraphs 2, 3, 4, 5, 6, 7 or 8 of this Protocol; or (ii) all of the Consultation Procedures have been complied with and completed in accordance with applicable Law and this Protocol and the Seller fails to accept the Offer by executing and delivering to the Purchaser the SPA in accordance with paragraph 9.2 of this Protocol; or (iii) the Seller and/or the Target failing to meet the condition set out in clause 5.4.4 (Material Covenants) of the SPA such that it would give rise to a termination right under clause 5.5 of the SPA as if both such provisions were deemed to apply to this Protocol as if incorporated and set forth herein, the Purchaser has the right to pursue, in lieu of any other remedy which may be available to the Purchaser, one exclusive remedy against the Seller which shall be, at the Purchaser’s option, either:

13.1.1
the Seller shall pay to the Purchaser (by wire transfer of immediately available funds to an account designated in writing by the Purchaser) an amount in cash equal to the sum of (A) 10 million Euro plus (B) an amount equal to the lower of (i) 50% of the aggregate amount of fees, costs and expenses incurred or accrued by the Purchaser and its Affiliates and their respective Representatives in connection with evaluating, negotiating, documenting and pursuing the Proposed Transaction, including (but not limited to) this Protocol and (ii) 3 million Euro; or

13.1.2
an award of specific performance against the Seller requiring the Seller to (i) either: (A) if all of the Consultations Procedures have not been complied with by the Offer Termination Date as a result of a breach of the Seller's obligations under paragraphs 2, 3, 4, 5, 6, 7 or 8 of this Protocol to comply with such obligations; or (B) if all of the Consultation Procedures have been complied with and completed in accordance with applicable Law and this Protocol to sign and deliver the SPA to the Purchaser in accordance with paragraph 9.2 of this Protocol; and/or (ii) if the Seller and/or the Target are failing to meet the condition set out in clause 5.4.4 (Material Covenants) of the SPA such that it would give rise to a termination right under clause 5.5 of the SPA as if both such provisions were deemed to apply to this Protocol as if incorporated and set forth herein, comply with such obligations, it being understood that the Purchaser shall not be entitled to the termination fee referred to in clause 13.1.1 or any other Damages award if and when it has obtained an award of specific performance as contemplated in clause 13.1.2 save for the Purchaser’s reasonable legal costs in pursuing an award of specific performance up to a maximum amount of Euro 250,000.

13.2
In the event that: (i) all of the Consultations Procedures have not been complied with by the Offer Termination Date as a result of a breach of the Purchaser's obligations under paragraphs 2, 3, 4, 5, 6, 7 or 8 of this Protocol; or (ii) all of the Consultation Procedures have been complied with and completed in accordance with applicable Law and this Protocol and the Purchaser fails to sign and deliver the SPA to the Seller in accordance with paragraph 9.1 of this Protocol, the Seller has the right to pursue, in lieu of any other remedy which may be available to the Seller, one exclusive remedy against the Purchaser which shall be, at the Seller’s option, either:

13.2.1
the recovery in cash from the Purchaser of the amount of the actual Damages suffered by the Seller as a result of the breaches by the Purchaser set forth in paragraph 13.2(i), (ii) or (iii) of this Protocol, provided that the Purchaser’s liability under this paragraph 13.2.1 shall be limited to, and shall in no event exceed, an amount equal to 50 million Euro; or

13.2.2
 an award of specific performance against the Purchaser requiring the Purchaser to either: (A) if all of the Consultations Procedures have not been complied with by the Offer Termination Date as a result of a breach of the Purchaser's obligations under paragraphs 2, 3, 4, 5, 6, 7 or 8 of this Protocol to comply with such obligations; or (B) if all of the Consultation Procedures have been complied with and completed in accordance with applicable Law and this Protocol to sign and deliver the SPA to the Seller in accordance with paragraph 9.1 of this Protocol, it being understood that the Seller shall not be entitled to Damages referred to in clause 13.2.1 or any other Damages award if and when it has obtained an award of specific performance as contemplated in clause 13.2.2 save for the Sellers’ reasonable legal costs in pursuing an award of specific performance up to a maximum amount of Euro 250,000.

13.3
Any payment required to be made pursuant to paragraph 13.1 or 13.2 of this paragraph 13 shall be paid no later than 3 (three) Business Days following the Offer Termination Date, and any payment required to be made pursuant to paragraph 13.1 or 13.2 of this paragraph 13 shall be paid no later than 3 (three) Business Days after the Purchaser delivers to the Seller or the Seller delivers to the Purchaser as the case may be, one or more written invoices setting forth the nature and amount of the relevant charges (it being understood that the Purchaser or the Seller, as the case may be, may be required to submit multiple invoices depending on when it receives invoices from third party service providers, each of which shall be paid within 3 (three) Business Days after delivery to the Seller or the Purchaser).

14.    Exclusivity

14.1
From the date hereof until the date that occurs 160 (one hundred sixty) days following the Offer Termination Date: (A) the Parent shall not, and shall not cause or permit any of its Affiliates or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate, or encourage the submission of offers, proposals, inquiries, or other indications of interest relating to the sale, assignment, transfer, change of control, divestiture, merger or other similar transaction involving all or any material portion of the equity, debt or assets of the Divestment Business, including the sale or purchase of some or all of the Acquisition Shares, by any Person other than the Purchaser (any such transaction, an "Alternate Transaction"), (ii) participate, continue, enter into or suffer to permit any discussions or negotiations with, or provide any information with respect to, or knowingly take any action to facilitate or promote any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Alternate Transaction, or (iii) enter into any agreement, agreement in principle, understanding or other similar arrangement with respect to, or in connection with, any Alternate Transaction (including, for avoidance of doubt, any confidentiality or non-disclosure undertaking in connection therewith); (B) the Parent shall, and shall cause its Affiliates and each of its and their respective Representatives to, refrain from engaging in any Communications with any third Person (other than Purchaser or its Representatives) with respect to an Alternate Transaction; and (C) the Parent shall not, and shall cause its Affiliates and each of its and their respective Representatives not to, directly or indirectly, provide access to any Person (other than Purchaser or its Representatives) to, or furnish any such Person with, any information (including Confidential Information) in connection with or in furtherance of any Alternate Transaction.

14.2
In the event that the Seller or any of its Affiliates, or any of its or their respective Representatives, receives any written proposal or other Communication involving the matters set forth in this paragraph 14, they shall promptly, but in any event within 48 (forty-eight) hours, advise the Purchaser in writing of the receipt, directly or indirectly, of any such proposal (including the specific terms thereof and the identity of the Person or Persons involved) and promptly furnish to the Purchaser a copy of any such written Communication in addition to a copy of any information provided to or by any third party relating thereto.

14.3	For the avoidance of doubt, any breach of the terms of this paragraph 14 by any Representative of the Parent shall be deemed a breach by the Parent.

14.4
This paragraph 14 does not apply if and to the extent the Offer is terminated (a) by the Seller upon a breach by the Purchaser of its obligations of this Protocol or (b) the European Commission not approving the Proposed Transaction as contemplated in the SPA.

15.    CONFIDENTIALITY

15.1
Except as provided otherwise in this clause 15, the terms of this Protocol (including, for the avoidance of doubt, all of the Schedules hereto), the SPA, the Transaction Documents and the discussions regarding the Transaction, in addition to all non-public information disclosed by either of the Parties during the discussions and negotiations with the Works Councils, are confidential and subject to the terms of the Non-Disclosure Agreement.

15.2
Notwithstanding any exceptions under the terms of the Non-Disclosure Agreement, the Seller and the Purchaser hereby agree that nothing related to the Transaction Documents and the transactions contemplated thereunder will be publicly disclosed prior to the earlier of: (a) the signing of the SPA;

and (b) the filing of the Parent’s 10-K in relation to the Parent’s fiscal year ending 28 January 2017, except as reasonably required by Law based on the good faith advice of Seller’s counsel, and that this Protocol and the SPA may also be disclosed to the Works Councils to the extent the Seller acting reasonably (and after consultation with the Purchaser) considers this necessary to progress the Consultation Procedures and provided that the Seller takes all reasonable steps to ensure the relevant Works Councils maintain the confidentiality of this Protocol, the SPA and all other information provided to them. Where this Protocol or the SPA or any other Transaction Document are to be disclosed to Works Councils pursuant to this paragraph 15.2 they will have redacted from them all commercially sensitive information that the Purchaser reasonably requests to be redacted taking into account Parent’s disclosure obligations and the Seller shall consult as soon as practicable prior to any such disclosure with the Purchaser in relation to such redaction. For clarity and notwithstanding anything to the contrary herein, Parent shall not be restricted from making any disclosures reasonably required by Law based on the good faith advice of Seller’s counsel; provided, that (i) Parent shall consult with Purchaser in advance regarding, and provide Purchaser the opportunity to review and comment upon, any such public disclosures, including without limitation any determinations by Parent of which particular schedules, exhibits or related agreements to this Protocol or the SPA are required to be disclosed, which comments shall be reasonably considered by Parent; (ii) Parent shall file this Protocol, the SPA and any such schedules, exhibits or related agreements as exhibits to the Parent’s Form 10-K for the fiscal year ending 28 January 2017 and not earlier (absent a material change of circumstance or Law); and (iii) Parent shall provide reasonable assistance to Purchaser at Purchaser’s sole cost and expense to the extent Purchaser seeks confidential treatment of commercially sensitive information that the Purchaser reasonably requests to be redacted from such 10-K exhibits and to the extent Parent reasonably determines the request for confidential treatment has a likelihood of succeeding.

15.3
Following the execution of this Protocol (at approximately 03:00 a.m. New York time) or such other time agreed between the Seller and the Purchaser), the Parties will make a joint announcement in the form and substance as shall have been previously agreed in writing between the Seller and the Purchaser, and the Parent expects to file a Form 8-K following the announcement in substantially the form and substance agreed in writing between the Seller and the Purchaser.

16.    INCORPORATION OF CERTAIN SPA PROVISIONS BY REFERENCE

Clauses 1 (Definitions and Interpretation), 24 (General), 25 (Assignment and Third Party Rights) 26 (Notices), 28 (Applicable law and Arbitration), 29 (Counterparts) and 30 (No Recourse) of the SPA shall apply to this Protocol as if incorporated and set forth herein it being understood that a reference in such clauses to "Agreement" will mean this Protocol unless the context requires it to mean the SPA.

Promontoria Holding 192 B.V.
/s/ J.J. van Vliet
Name: J.J. van Vliet
Title: Managing Director
Promontoria Holding 192 B.V.
/s/ G.J. Schipper
Name: G.J. Schipper
Title: Managing Director

For acceptance and acknowledgment as an option only on behalf of the Seller
Staples Cyprus Intermediary Holdings Limited represented by:

/s/ Thomas Keane		/s/ Christina Vgenopoulou
Name: Thomas Keane		Name: Christina Vgenopoulou
Title:	Director	Title:	Director

With respect to paragraphs 11.2 and 14 of this Protocol:
Staples, Inc.

/s/ Christine T. Komola
Name: Christine T. Komola
Title: Chief Financial Officer

SCHEDULE 1
SHARE PURCHASE AGREEMENT
The schedules hereto have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to supplementally furnish to the SEC upon request any omitted schedule.

SCHEDULE 2
FINANCING ARRANGEMENTS

SCHEDULE 3
FRENCH INFORMATION MEMORANDUM

SCHEDULE 4
DUTCH REQUEST FOR ADVICE

SCHEDULE 5
DUTCH MERGER CODE NOTIFICATIONS

SCHEDULE 6
SWEDISH CONSULTATION REQUEST